EXHIBIT 10.6


                                OPTION AGREEMENT


                                      AMONG


                            SEABRIDGE RESOURCES INC.,

                                     NEWCO,

                           ATLAS PRECIOUS METALS INC.

                                       and

                               ATLAS MINERALS INC.


                                 dated effective

                                February 14, 2000





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                                TABLE OF CONTENTS

ARTICLE                                                                     Page
-------                                                                     ----

ARTICLE I             GRANT OF OPTION TO PURCHASE THE PROPERTY................1
              1.1     Grant of Option.........................................1
              1.2     Purchase Price..........................................1
              1.3     Option Period...........................................2
              1.4     Option Payments.........................................2
              1.5     Exercise of Option......................................3
              1.6     Closing.................................................3
              1.7     Deliveries at Closing...................................3

ARTICLE II            OTHER AGREEMENTS OF ATLAS AND SEABRIDGE.................5
              2.1     Obligation to Maintain Property.........................5
              2.2     Conduct of Operations on the Property
                        During the Option Period..............................6
              2.3     Maintenance.............................................8
              2.4     Information and Data....................................8
              2.5     Indemnity...............................................8
              2.6     Insurance...............................................8
              2.7     Inspection..............................................9
              2.8     Taxes...................................................9
              2.9     Replacement of Bonds....................................9


ARTICLE III           REPRESENTATIONS AND WARRANTIES OF ATLAS................10
              3.1     Representations and Warranties of Atlas................10


ARTICLE IV            REPRESENTATIONS, WARRANTIES AND COVENANTS OF SRI.......13
              4.1     Representations and Warranties of SRI..................13
              4.2     Assumption of Obligations..............................15


ARTICLE V             CONDITIONS PRECEDENT TO OBLIGATIONS....................15
              5.1     Conditions Precedent to Obligations of Atlas...........15
              5.2     Conditions Precedent to Obligations of Seabridge.......16


ARTICLE VI            INDEMNIFICATION........................................16
              6.1     Indemnification of Seabridge...........................16
              6.2     Indemnification of Atlas...............................18
              6.3     Notification...........................................19
              6.4     Nature of Indemnification..............................20

                                       -i-


ARTICLE VII           TERMINATION............................................20
              7.1     Termination by SRI.....................................20
              7.2     Termination by Atlas...................................21
              7.3     Release................................................21
              7.4     Surrender of Possession and Removal of Equipment.......21
              7.5     Exercise of Option.....................................21

ARTICLE VIII          GENERAL PROVISIONS.....................................22
              8.1     Notices................................................22
              8.2     Governing Law..........................................22
              8.3     Parties in Interest, Assignment........................22
              8.4     Entire Agreement.......................................23
              8.5     Public Announcements and Confidentiality...............23
              8.6     Waiver, Amendment......................................23
              8.7     Severability...........................................23
              8.8     Headings...............................................24
              8.9     Attorneys' Fees........................................24
              8.10    Further Documents......................................24
              8.11    Venue, Submission to Jurisdiction......................24
              8.12    Joint and Several Liability............................24


EXHIBITS

A - The Owned Claims
B - The Leased Claims and the Fee Lands
C - Additional Assets
D - Special Warranty Deed
E - Assignment and Assumption Agreement
F - Promissory Note
G - Deed of Trust


                                      -ii-

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     THIS OPTION AGREEMENT ("Agreement") is made and entered into effective as of February 14, 2000 (the "Effective Date"), by and among Atlas Precious Metals Inc., a Nevada corporation ("APMI"), and Atlas Minerals Inc., a Colorado corporation ("AMI"; APMI and AMI will be collectively referred to hereinafter as "Atlas"), whose address is 370 Seventeenth Street, Suite 3010, Denver, Colorado 80202, and Seabridge Resources Inc., a company incorporated under the laws of the Province of British Columbia, Canada ("SRI"), and Newco, a to be named U.S. corporation to be incorporated as a wholly-owned subsidiary of SRI prior to the Closing ("Newco"; Newco and SRI will be collectively referred to hereinafter as "Seabridge"), whose address for purposes hereof is Suite 304, 700 West Pender Street, Vancouver, British Columbia, Canada V6C 1G8.


                                    RECITALS
                                    --------

     A. Atlas is the owner of certain unpatented lode mining claims and millsites located in Malheur County, Oregon, as more particularly described in Exhibit A attached hereto and incorporated herein by reference (the "Owned Claims"), and holds a leasehold interest in certain unpatented lode mining claims (the "Leased Claims") and fee lands (the "Fee Lands") located in Malheur County, Oregon, as more particularly described in Exhibit B attached hereto and incorporated herein by reference. Atlas also holds certain additional assets in Malheur County, Oregon, as set forth on Exhibit C attached hereto and incorporated herein by reference (the "Additional Assets"). The Owned Claims and the Leased Claims are collectively referred to herein as the "Claims," and the Claims, the Fee Lands and the Additional Assets are collectively referred to herein as the "Property."

     B. Atlas desires to grant to Seabridge, and Seabridge desires to accept from Atlas, an exclusive option to purchase the Owned Claims and to acquire all of Atlas' interest in the Leased Claims, the Fee Lands and the Additional Assets, subject to the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, conditions, and obligations contained herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                    GRANT OF OPTION TO PURCHASE THE PROPERTY
                    ----------------------------------------

     1.1 Grant of Option. Atlas hereby grants to Seabridge, and Seabridge hereby accepts, an exclusive option (subject to the provisions of Sections 1.3 and 1.4) to acquire all of Atlas' right, title and interest in and to the Property (the "Option"), in accordance with the terms, conditions and requirements set forth in this Agreement.

     1.2 Purchase Price.
         --------------

          (a) The purchase price (the "Purchase Price") for the purchase of the Property to be acquired by Seabridge if it exercises the Option shall be One Million Seven Hundred Thousand Dollars (U.S. $1,700,000), payable by delivery to Atlas at the Closing of (i) Two Hundred Fifty Thousand Dollars (U.S. $250,000),

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(ii) common shares of SRI stock, no par value (the "Stock"), with an aggregate
Value (as defined below) of Seven Hundred Fifty Thousand Dollars (U.S. $750,000); and (iii) a promissory note for Seven Hundred Thousand Dollars (U.S. $700,000). The "Value" of a share of Stock (subject to the Value of a share not being less than the minimum price approved by the Canadian Venture Exchange, as provided in Section 1.2(c) below) shall be equal to the average closing price of a share of Stock on the Canadian Venture Exchange for the 20 business days preceding the date Seabridge exercises the Option. For purposes of determining the Value of the Stock, the parties agree that the exchange rate to be used for calculating the value in U.S. dollars of a share of Stock shall be the average Canadian/U.S. dollar exchange rate listed as the "Late NY" rate in the J.P. Morgan Index as published in the Wall Street Journal for the 20 business days preceding the date Seabridge exercises the Option. The parties hereby agree that except as otherwise specifically set forth in this Agreement, all references to "Dollars" or "$" herein shall be to U.S. dollars.

          (b) If for any reason SRI is unable to deliver the Stock at the Closing, SRI shall nonetheless be obligated to proceed with the Closing, and agrees that it will pay an additional Seven Hundred Fifty Thousand Dollars (U.S. $750,000) to Atlas at the Closing in lieu of the delivery of the Stock.

          (c) The parties acknowledge that the regulations governing companies traded on the Canadian Venture Exchange establish a certain minimum price that could be attributed to the shares of Stock (the "Minimum Price"). In the event that the Minimum Price per share of the Stock is greater than the Value of a share of the Stock (as calculated pursuant to Section 1.2(a) above), the parties agree that Seabridge shall pay to Atlas in immediately available funds on the same date that certificates representing the Stock are delivered to Atlas an amount equal to the difference between the value of the number of shares of Stock Atlas would have received but for the imposition of the Minimum Price and the value of the number of shares of Stock Atlas actually receives. By way of example (but not limitation), if the Value attributed to a share of Stock was Cdn. $1.00, and as a result Atlas would be entitled to receive 1,120,239 shares of Stock at the Closing (using an assumed exchange rate of $.6695 per Cdn.$1.00), and assuming a Minimum Price of Cdn. $1.12 applied to those shares, Atlas would actually receive only 1,000,213 shares of Stock at the Closing (using the same assumed exchange rate). In that event, Seabridge would be obligated to deliver an additional Cdn. $120,026 ($80,357) to Atlas at the Closing. The parties agree that the provisions of this Section 1.2(c) shall apply to deliveries of shares of Stock by Seabridge to Atlas pursuant to the provision of Section 1.7(b)(iii) as well.

     1.3 Option Period. The term of the Option (the "Option Period") shall commence upon the Effective Date, and shall continue through and including the earlier of (a) the date the Option is exercised, (b) the date this Agreement is terminated pursuant to Sections 7.1 or 7.2, or (c) December 31, 2001; provided, however, that in order to maintain the Option in full force and effect Seabridge must timely make each of the Option Payments described in Section 1.4 below.

     1.4 Option Payments. SRI agrees to timely make the following payments to Atlas during the Option Period:

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                 On or Before                    Amount of Payment
--------------------------------------     ------------------------------

          February 14, 2000                      U.S. $150,000   (paid)

          July 31, 2000                          U.S. $50,000

          December 31, 2000                      U.S. $100,000

          July 31, 2001                          U.S. $50,000

     None of the above-referenced payments (such payments being collectively referred to hereinafter as the "Option Payments") shall be credited against the Purchase Price. In addition, none of the Option Payments shall be refundable to SRI, whether or not it exercises the Option. In the event SRI fails to timely make any Option Payment (or any other monetary payment set forth herein), Atlas may elect to terminate this Agreement pursuant to the provisions of Section 7.2 hereof.

     1.5 Exercise of Option. So long as it is not in default hereunder, the Option may be exercised by Seabridge at any time on or before the expiration of the Option Period by giving written notice of exercise to Atlas. The date on which such notice is effectively given may be referred to as the "Exercise Date." If Atlas has actually received such written notice on or before any of the due dates referred to in Section 1.4, SRI will not be required to make the Option Payment due on that date.

     1.6 Closing. The parties shall use good faith efforts to cause the Closing to occur as soon as practicable after the Exercise Date, and in any event the Closing of the acquisition of Atlas' interest in the Property by Seabridge shall occur within 30 business days after the Exercise Date (not counting the Exercise
Date), at the offices of Davis, Graham & Stubbs LLP, counsel for Atlas, whose address is Suite 4700, 370 Seventeenth Street, Denver, Colorado 80202 (the "Closing Date"), or at such other location as the parties mutually agree.

     1.7 Deliveries at Closing. At the Closing:
         ---------------------

          (a) Atlas will deliver to Seabridge the following:

               (i) An executed and acknowledged Special Warranty Deed covering the Owned Claims, in the form of Exhibit D hereto;

               (ii) A fully executed and acknowledged Assignment and Assumption Agreement covering the Leased Claims and the Fee Lands, in the form of Exhibit E hereto; and

               (iii) Certificates of Good Standing for APMI from the State of Nevada and AMI from the State of Colorado.

          (b) Seabridge will deliver to Atlas the following:

               (i) Two Hundred Fifty Thousand Dollars (U.S. $250,000) or, in the event the provisions of Section 1.2(b) apply, One Million Dollars (U.S. $1,000,000), plus any additional amount required as a result of the imposition of the Minimum Price, by wire transfer in immediately available funds;

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               (ii) A certificate or certificates representing the Stock, registered in names as may be designated by Atlas;

               (iii) A promissory note, in the form of Exhibit F hereto, in favor of Atlas and evidencing the joint and several obligation of SRI and Newco to pay Seven Hundred Thousand Dollars (U.S. $700,000) to Atlas, payable in three equal installments of U.S. $233,333, the first installment being due and payable 6 months after the date of Closing, the second installment being due and payable 12 months after the date of Closing, and the third installment being due and payable 18 months after the date of Closing, together with interest at a rate of five percent (5%) per annum, payable semi-annually (such interest payable at Seabridge's discretion either in cash or by the tender of additional shares of Stock equivalent in value to the amount of interest then owed, such value to be equal to (A) the average closing price of a share of Stock on the Canadian Venture Exchange for the 20 business days preceding the date each installment is due and payable and (B) an exchange rate (for calculating the value in U.S. dollars of a share of Stock) equal to the average Canadian/U.S. dollar exchange rate listed as the "Late NY" rate in the J.P. Morgan Index as published in the Wall Street Journal for the 20 business days preceding the date each installment is due and payable).

               (iv) A fully executed Assignment and Assumption Agreement in the form of Exhibit E hereto;

               (v) A Deed of Trust (with Security Agreement) in the form of Exhibit G hereto, pursuant to which Atlas is granted a first priority lien and security interest in the Property;

               (vi) UCC Financing Statements for filing in Malheur County, Oregon, with the Oregon Secretary of State and with the office of the Secretary of State for the state in which Newco is incorporated;

               (vii) A Certificate of the Corporate Secretary of each of SRI and Newco, certifying as to the adoption of resolutions of their respective Boards of Directors approving their execution and delivery of this Agreement (or, in the case of Newco, the agreement referred to in Section 5.1(g)) and the performance by each of them of all of their obligations hereunder;

               (viii) A Certificate of good standing for Newco from the State of Oregon and its state of incorporation, and similar evidence of SRI's good standing in the Province of British Columbia; and

               (ix) Evidence reasonably satisfactory to Atlas that Seabridge has received the consent of the Canadian Venture Exchange to the exercise of the Option by Seabridge and the performance by Seabridge of all of its obligations under this Agreement and any other agreements contemplated hereby.

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                                   ARTICLE II

                     OTHER AGREEMENTS OF ATLAS AND SEABRIDGE
                     ---------------------------------------

     2.1 Obligation to Maintain Property.
         -------------------------------

          (a) During the Option Period, SRI shall be financially responsible for the payment of all claim maintenance fees required to be paid to the U.S. government in order to maintain the Claims in good standing, provided that Atlas shall (i) prepare affidavits of such payment appropriate for recording in Malheur County and filing with the Oregon State Office of the Bureau of Land Management, and present those affidavits to SRI for its prompt review and comment prior to applicable recording or filing deadlines, and (ii) actually transmit all required payments, filings and recordings associated therewith to the appropriate governmental agency. SRI agrees that it will provide to Atlas, not later than August 1st of each year (or, if the deadline for making such payments, filings and recordings changes from August 31, 30 days prior to such new deadline), (i) a wire transfer (in accordance with written instructions to be provided by Atlas) in the amount of the required claim maintenance fees to maintain the Claims, and (ii) fully-executed affidavit(s) of payment of the claim maintenance fees suitable for recording and filing with the appropriate governmental agencies (along with sufficient filing and recording fees for the affidavit(s), which, together with the required claim maintenance fees payable to the U.S. government, are referred to herein as "Claim Maintenance Fees"). Atlas, if it timely receives the required amount of Claim Maintenance Fees from SRI, shall pay such claim maintenance fees and file (with the Oregon State Office of the Bureau of Land Management) and record (in the Malheur County Clerk and Recorder's Office) the appropriate affidavits not later than August 10th of each year, and provide evidence of such payment, filing and recording to SRI not later than August 20th of each year.

          (b) During the Option Period, SRI shall be financially responsible for making all of the advance minimum royalty payments due under the Bishop Leases and the Sherry and Yates Lease (collectively, the "Leases") described in Exhibit B, as set forth on the attached Schedule 2.1 (the "Lease Payments"). During the Option Period, SRI agrees that it will provide to Atlas, at least 20 days prior to the date any Lease Payment is due, a wire transfer (in accordance with written instructions to be provided by Atlas) in the amount of such Lease Payment, and Atlas, if it timely receives a Lease Payment from SRI, will pay such Lease Payment at least 15 days prior to its due date, and provide evidence of such payment to SRI at least 10 days prior to its due date. At SRI's request, Atlas agrees to cooperate with SRI during the Option Period in attempting to negotiate a reduction of the amount of advance minimum royalty payments due under the Bishop Leases.

          (c) During the Option Period, SRI shall be financially responsible for making all of the monthly rental payments for the Glerup office lease (as described in Exhibit C and set forth in Schedule 2.1). Not later than the end of the second month of each calendar quarter (February, May, August and November of each year) during the Option Period, SRI shall forward to Atlas a wire transfer (in accordance with written instructions to be provided by Atlas) in the amount of monthly rental due under the office lease for the period that ends on the earlier of (i) the expiry of the Option Period, or (ii) the end of the subsequent calendar quarter. If such payment is timely forwarded to Atlas, Atlas shall then be obligated to timely make the required monthly rental payment under the Glerup office lease, and provide evidence of such payment to SRI at least 5 days prior to the end of each month.

          (d) Unless the Option Period ends on or before February 10, 2001, Seabridge shall be financially responsible for the annual payments to the Oregon Department of Geology and Mineral Industries due on February 28, 2001 in order to maintain the exploration permits listed on Exhibit C (the "Exploration Permits"). Not later than February 10, 2001, Seabridge shall forward to Atlas a wire transfer (in accordance with written instructions to be provided by Atlas) in the amount of each of those payments (as set forth on Schedule 2.1). If such check is timely forwarded to Atlas, Atlas shall then be obligated to timely make the required payments not later than February 15, 2001, and provide evidence of such payment to Seabridge not later than February 20, 2001.

          (e) During the Option Period, SRI shall be financially responsible for any annual premiums and all other costs associated with any bonds it is required to post pursuant to the provisions of Section 2.9.

     2.2 Conduct of Operations on the Property During the Option Period.
         --------------------------------------------------------------

          (a) Operations. Subject to the requirements and restrictions of this
Section 2.2, during the Option Period, Seabridge shall have the exclusive right, but not the obligation, to enter upon and use all or any part of the surface and subsurface of the Property (to the extent allowed under the provisions of the Leases), for the purposes of conducting permitting and exploration work (which for purposes of this Agreement shall be defined as surveying, prospecting, bulk sampling, drilling, exploring and testing for any and all ores, metals, minerals, mineral substances and materials of every kind and character whatsoever ("Valuable Minerals") found in, on or under the Property). Any such activities conducted by Seabridge shall be conducted in full compliance with the terms of the Exploration Permits, and only after (i) written notice describing the proposed nature and scope of such activities has been delivered to Atlas, and (ii) if necessary, the appropriate governmental agencies have approved the conduct of such activities on the Property by Seabridge. Notwithstanding the foregoing, during the Option Period Seabridge shall have no right to conduct any development activities on the Property or the mining or processing or removal of Valuable Minerals on or from the Property. In addition, during the Option Period, Seabridge shall be entitled to evaluate the Property with regard to title, permits, licenses, and operational and environmental compliance with federal, state and local laws, rules and regulations. Atlas agrees that it will make available to Seabridge, for copying at Seabridge's expense, such documents as are in Atlas' possession and reasonably requested by Seabridge in performing such evaluations. Seabridge shall have no obligation to begin or prosecute any activities or operations on the Property, nor shall there be any implied covenant so to do.

          (b) Liens and Encumbrances. During the Option Period, and thereafter if Seabridge does not exercise the Option, or until the Purchase Price is paid in full if Seabridge exercises the Option, Seabridge shall keep the title to the Property free and clear of liens and encumbrances resulting from its operations hereunder, provided that Seabridge may refuse to pay any claims asserted against it which it disputes in good faith, and provided further that Seabridge shall, upon written request by Atlas, comply with any statute which permits the removal of such lien upon furnishing a bond or other security. At its sole cost and expense, Seabridge shall promptly contest any suit commenced to enforce such a claim and, if the suit is decided against Seabridge, shall promptly pay the judgment and shall post any bond and take all other action necessary to prevent any sale of the Property, or any part thereof.

          (c) Reclamation. Seabridge, if it does not exercise the Option, shall reclaim the surface of the Property disturbed by it (or on its behalf) during the Option Period in accordance with applicable governmental regulations and shall, within a reasonable time period after the completion of such reclamation, obtain written approval from the appropriate governmental agency that such completion is satisfactory. Further, if it does not exercise the Option, Seabridge shall remove all hazardous substances (as that term is defined in " 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. " 9601 et seq.) from the surface of the Property that Seabridge has deposited (or has had deposited on its behalf) on the Property during the Option Period. For a period of one year following the earlier of the end of the Option Period or an election by Seabridge not to exercise the Option, Atlas shall grant Seabridge reasonable access to the Property as necessary for the performance of such required reclamation and removal of hazardous substances. Seabridge shall complete all such reclamation and removal as expeditiously as reasonably practicable.

          (d) Governmental Permits. To the extent it may legally do so, Atlas hereby grants to Seabridge the right to conduct operations on the Property during the Option Period (subject to the limitations set forth in Section 2.2
(a)) pursuant to the Exploration Permits and any and all other federal, state or local governmental permits, licenses and other approvals currently in place; provided, however, that Atlas makes no representation or warranty as to whether applicable governmental authorities will allow Seabridge to conduct any activities or operations on the Property pursuant to the Exploration Permits or otherwise, or that the applicable authorities will allow the Exploration Permits to remain in place during the Option Period. Atlas agrees to cooperate with Seabridge in good faith to keep the Exploration Permits in place during the Option Period. Seabridge shall also have the right and authority to apply, in the name of Seabridge, for all necessary permits, licenses and other approvals from the United States of America, the State of Oregon or from county or local authorities. Seabridge agrees that it will not disturb the surface of the Property without obtaining all required permits, licenses, consents and approvals. If it does not exercise the Option, Seabridge, to the extent it may legally do so, will transfer to Atlas, at the request of Atlas, all federal, state and local permits, licenses and approvals pursuant to which Seabridge conducted activities on the Property during the Option Period. Any such transfer to Atlas will not relieve Seabridge of its obligations under this Section 2.2.

          (e) Compliance with Laws. Seabridge agrees to conduct all of its activities and operations on the Property in accordance with good and minerlike practices and in compliance with all applicable laws, rules and regulations of the United States, the State of Oregon and any department or political subdivision thereof having jurisdiction in the matter, including without limitation, the Exploration Permits, and such laws, rules and regulations pertaining to social security, unemployment compensation, wages and hours and conditions of labor, the environment, human health and safety and reclamation, and Seabridge shall defend, indemnify and hold Atlas, its officers, directors, successors and assigns harmless from and against payment of any damages occasioned by Seabridge's failure to comply with said laws.

     2.3 Maintenance. During the Option Period and in accordance with the provisions of the Leases, except as otherwise set forth in Section 2.1 and except as otherwise provided in the Leases, Newco shall have the full, exclusive right to relocate or amend (in the name of Atlas) any or all of the Claims, and, with the prior written consent of Atlas, which consent shall not be unreasonably withheld, to abandon, apply for mineral patents, defend contests or adverse suits and negotiate settlement thereof with respect to any and all of the Claims. Notwithstanding the foregoing, if during the Option Period Seabridge desires to abandon any of the Leased Claims (to the extent allowed by the Leases), Seabridge shall provide Atlas with at least 45 days prior written notice of such intention. If Seabridge exercises the Option, Newco shall at its expense promptly after the Closing file a good and sufficient notice of transfer of interest covering the Claims with the Oregon State Office of the Bureau of Land Management.

     2.4 Information and Data. Upon execution of this Agreement, Atlas shall make available to Seabridge for copying at Seabridge's expense all records, data and information in Atlas' possession relating to title to the Property, and all maps, surveys, technical reports, drill logs, mine, mill and smelter records, and all metallurgical, geological, geophysical, geochemical and other technical data pertaining to the Property in its possession; provided, however that Atlas makes no representation or warranty as to the reliability, accuracy or completeness of any such information or data, including without limitation any information and data provided to Seabridge pursuant to the provisions of Section 2.2(a), and Seabridge shall rely on the same at its sole risk. Seabridge shall use such information and data solely for the purpose of evaluating the Property with a view to exercising the Option and Seabridge shall not use the information or data or permit its use for any other purpose. All such information and data made available by Atlas shall be returned to Atlas by Seabridge promptly upon termination of this Agreement if Seabridge does not exercise the Option. In addition, Seabridge shall turn over to Atlas in the event of such termination any data and information pertaining to the Property generated by or on behalf of Seabridge during the Option Period.

     2.5 Indemnity. Except as to damages sustained by Atlas while on the Property pursuant to Section 2.7, Seabridge agrees to defend, indemnify and hold Atlas, its officers, directors, successors and assigns harmless from and against any loss, liability, expense or damage (including reasonable attorneys' fees and disbursements) Atlas may incur to third persons or other entities for injury to or death of persons or damage to property which is the result of Seabridge conducting any operations at or on the Property during the Option Period. 2.6 Insurance. Seabridge agrees to carry such insurance, covering all persons working at or on the Property for Seabridge, as will fully comply with the requirements of all applicable federal laws, rules or regulations and the statutes of the State of Oregon pertaining to worker's compensation and occupational disease and disabilities as are now in force or as may be hereafter amended or enacted. In addition, during the Option Period, Seabridge agrees to carry liability insurance with respect to its operations at the Property in reasonable amounts in accordance with accepted industry practices. Any liability insurance policies maintained by Seabridge pursuant to this Section 2.6 shall name Atlas as an additional insured, and Seabridge shall provide Atlas with evidence of such insurance prior to conducting any activities at or on the Property.

     2.7 Inspection. During the Option Period, Atlas and its authorized agents, at Atlas' sole risk and expense, shall have the right, exercisable during regular business hours, at a mutually convenient time, in compliance with Seabridge's safety rules and regulations, and in a reasonable manner so as not to interfere with Seabridge's operations, to go upon the Property for the purpose of confirming that Seabridge is conducting its operations in the manner required by this Agreement. Atlas shall defend, indemnify and hold Seabridge, its officers, directors, successors and assigns harmless from all claims for damages arising out of any death, personal injury or property damage sustained by Atlas, its agents or employees, while in or upon the Property pursuant to this Section 2.7, unless such death, injury or damage is due to Seabridge's wrongful conduct.

     2.8 Taxes. During the Option Period, Seabridge shall be responsible for payment of all taxes levied or assessed upon or against the Property and any facilities or improvements located thereon; provided, however, that Seabridge shall not be responsible for any such payments for which Atlas receives notices of due dates and fails to timely forward copies of such notices to Seabridge. In the event it exercises the Option, Seabridge shall pay any sales and use taxes and real property transfer taxes imposed on the transfer of the Property from Atlas to Newco.

     2.9 Replacement of Bonds. In accordance with that Second Amended Plan of Reorganization for Atlas Corporation dated January 10, 2000, and that Second Amended Plan of Reorganization for Atlas Precious Metals Inc. dated January 10, 2000, both approved by the United States Bankruptcy Court for the District of Colorado (collectively, the "Plan of Reorganization"), Atlas' reclamation obligations pertaining to the Property are limited to the amounts set forth in the existing bonds identified on Exhibit C (the "Existing Bonds"). As to operations or activities on the Property undertaken by or on behalf of Atlas, the relevant governmental agencies are limited to calling the Existing Bonds and taking action against the Surety Company that issued those bonds in the event the reclamation obligations currently required thereunder are not timely performed. The parties acknowledge and agree that Atlas makes no covenant, representation or warranty as to whether the Existing Bonds will remain in place during the Option Period, although Atlas will use good faith efforts to take no actions to cause those bonds to be released, and will cooperate in good faith with Seabridge in an effort to have the amount of the Existing Bonds reduced. Prior to the Closing Date, Seabridge shall make arrangements with a nationally-recognized surety company to issue reclamation bonds (the "Replacement Bonds") as required to replace the Existing Bonds, and Seabridge shall provide evidence of such arrangements as is reasonably acceptable to Atlas. Seabridge shall use its best efforts to arrange for the release of the Existing Bonds and the acceptance by the appropriate governmental authorities of the Replacement Bonds as soon as practicable and in any event not later than 21 days after the Closing. After the Closing and until the Replacement Bonds are in place, Seabridge agrees that it will not conduct any activities that disturb the surface of the Property or otherwise take any actions that could increase the amount of expenditures required to reclaim the Property. Prior to the end of such 21-day period, Atlas agrees that it will not take any final actions to obtain the release of the Existing Bonds. Seabridge agrees to defend, indemnify and hold harmless Atlas, its officers, directors, successors and assigns from and against any and all liabilities, claims, damages, losses or expenses (including interest and penalties, reasonable attorneys' fees, and other reasonable expenses of defending any actions relating thereto) arising from or related to the failure to timely obtain the release of the Existing Bonds or any actions taken by any governmental authority affecting any Existing Bond as a result of such failure. In addition, Seabridge agrees that before it undertakes any activities or operations at the Property during the Option Period that would require an increase in the amount of expenditures required to reclaim the Property, it will at its sole expense post such bonds as are required before commencing any such activities or operations, and those bonds will be the primary bonds for such disturbances.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF ATLAS
                     ---------------------------------------

     3.1 Representations and Warranties of Atlas. Atlas hereby represents and warrants to Seabridge, which representations and warranties shall be true and correct as of the Effective Date, as of the Exercise Date and as of the Closing, and shall survive the exercise of the Option, that:

          (a) Organization and Standing. APMI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada; AMI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Colorado.

          (b) Corporate Power. Atlas has all requisite power and authority (i) to enter into this Agreement and all other agreements contemplated hereby, and
(ii) to carry out and perform its obligations under the terms and provisions of this Agreement and all agreements contemplated hereby. The execution and delivery of and the performance by Atlas under this Agreement are not in conflict with the Plan of Reorganization.

          (c) Authorization. All requisite corporate action on the part of Atlas, and its officers, directors, and shareholders, necessary for the execution, delivery, and performance of this Agreement and all other agreements of Atlas contemplated hereby, have been taken. This Agreement and all agreements and instruments contemplated hereby are, and when executed and delivered, will be, legal, valid, and binding obligations of Atlas enforceable against Atlas in accordance with their respective terms. The execution, delivery and performance of this Agreement will not violate any provision of law; any order of any court or other agency of government; or any provision of any indenture, agreement or other instrument to which Atlas is a party or by which its properties or assets are bound; or be in conflict with, result in a breach of or constitute (with due notice and lapse of time) a default under any such indenture, agreement or other instrument. There is no law, rule or regulation, or any judgment, decree or order of any court or governmental authority binding on Atlas which would be contravened by the execution, delivery, performance or enforcement of this Agreement or any instrument or agreement required hereunder. However, no representation is made as to (i) the remedy of specific performance or other equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby or (ii) rights to indemnity under this Agreement for securities law liability. Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

          (d) Royalties. Except as set forth in the Leases, Atlas has granted no royalties or other burdens on production affecting the Property.


          (e) Title to the Property.

               (i) With respect to the Leases: (A) Atlas has not received any notice of default of any of the terms or provisions of the Leases; and (B) the Leases are valid and are in good standing and full force and effect (provided that with respect to any actions taken or omissions to act, by either the lessors under the Leases or any third parties to whom Atlas had previously conveyed any interest in the Leases, which might constitute an event of default under the Leases, Atlas' representation and warranty that the Leases are valid and in good standing and full force and effect is limited to its knowledge).

               (ii) With respect to the Owned Claims that were originally located by Atlas, subject to the paramount title of the United States and the rights of third parties pursuant to the Multiple Mineral Development Act of 1954 and the Surface Resources and Multiple Use Act of 1955: (A) those Owned Claims were properly laid out and monumented; (B) location notices and certificates covering those Owned Claims were properly recorded and filed with appropriate governmental agencies; (C) assessment work required to hold those Owned Claims was performed in a manner consistent with industry standards through the assessment year ending September 1, 1992; (D) claim rental and maintenance fees required to be paid under federal law to maintain those Owned Claims in good standing have been timely paid for the assessment years ending September 1, 1993 through September 1, 2000; and (E) affidavits of assessment work and other filings required to maintain those Owned Claims in good standing have been properly and timely recorded or filed with the appropriate governmental agencies; provided, however, that to the extent that and during any periods of time those Owned Claims were subject to any agreement by which Atlas had conveyed any interest in those Owned Claims to any third party, and as a result a third party was responsible for maintaining those Owned Claims, each of the foregoing representations and warranties is limited to Atlas' knowledge. In addition, Atlas represents and warrants that those Owned Claims are free and clear of all liens, claims and encumbrances in favor of third parties and arising by, through or under Atlas.

               (iii) With respect to the Leased Claims and any of the Owned Claims that were not located by Atlas, subject to the paramount title of the United States and the rights of third parties pursuant to the Multiple Mineral Development Act of 1954 and the Surface Resources and Multiple Use Act of 1955, to Atlas' knowledge: (A) since API acquired an interest in those claims, assessment work required to hold those claims was performed in a manner consistent with industry standards through the assessment year ending September 1, 1992; (B) since API acquired an interest in those claims, claim rental and maintenance fees required to be paid under federal law to maintain those claims in good standing have been timely paid for the assessment years ending September 1, 1993 through September 1, 2000; and (C) affidavits of assessment work and other filings required to maintain those claims in good standing have been timely and properly filed or recorded with the appropriate governmental agencies. In addition, Atlas represents and warrants that those claims and the Fee Lands are free and clear of all liens, claims and encumbrances in favor of third parties (except as set forth in the Leases) arising by, through or under Atlas.

               (iv) Nothing in this Section 3.1(e) shall be deemed to be a representation or warranty by Atlas that any of the Claims contains a discovery of valuable minerals. In addition, Atlas makes no representations or warranties whatsoever with respect to (A) the existence (or non-existence) of any overlaps or conflicts between the Claims and unpatented or patented mining claims owned by third parties, (B) whether the land on which any of the millsites comprising a portion of the Claims is non-mineral in character or whether any of those millsites are being used or occupied for mining purposes as required by law, or
(C) whether the use of all or any of the millsites would be approved as part of a proposed plan of operations for activities on the Claims, or (D) the validity, adequacy or amount of any water rights covered by the Water Permit described in Exhibit C.

               (v) The parties hereby acknowledge and agree that certain of the Leased Claims, as described in Part III of Exhibit B, are claims that were located by Atlas pursuant to the terms of the Sherry and Yates Lease, and that the locator or owner of those claims is obligated to convey those claims to the lessors under that lease.

          (f) Legality. To Atlas' knowledge, any activities on the Property conducted by Atlas or any third party to whom Atlas conveyed any interest in the Property were not in material violation of any law, rule, ordinance, or other governmental regulation, including, without limitation, those relating to zoning, condemnation, mining, reclamation, environmental matters, equal employment, and federal, state, or local health and safety laws, rules, and regulations, the lack of compliance with which could materially adversely affect the Property.

          (g) Litigation and Claims. To Atlas' knowledge, there are no actions, suits or proceedings pending or threatened against or affecting the Property, including any actions, suits, or proceedings being prosecuted by any federal, state, or local department, commission, board, bureau, agency, or instrumentality. To its knowledge, Atlas is not subject to any order, writ, injunction, judgment, or decree of any court or any federal, state, or local department, commission, board, bureau, agency, or instrumentality which relates to the Property.

          (h) Consents. Except as required under the Exploration Permits or any other governmental permit or approval pertaining to the Property, Atlas has obtained all consents, approvals, authorizations, declarations, or filings required by any federal, state, local, or other authority, or any lenders, creditors, and other third parties in connection with the valid execution, delivery, and performance of this Agreement and the consummation of the transaction contemplated hereby. The Leases do not require any consent for Atlas to convey or assign its interests thereunder.

          (i) Existing Bonds. To Atlas' knowledge, the amount of the Existing Bonds is sufficient to cover the existing reclamation obligations pertaining to the Property as set forth in the Exploration Permits (using current cost and pricing assumptions).

          (j) Brokerage or Finder's Fee. The parties acknowledge that a finder's fee is owed to Geographe MFS International, Inc. by Atlas, and that payment of that fee shall be Atlas' sole obligation.

          (k) Representations. To the knowledge of Atlas, no statements, warranties, or representations made by it herein contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which such statements were or will be made, not misleading.

                                   ARTICLE IV

                REPRESENTATIONS, WARRANTIES AND COVENANTS OF SRI
                ------------------------------------------------


     4.1 Representations and Warranties of SRI. SRI hereby represents and warrants to Atlas, which representations and warranties shall be true and correct as of the Effective Date, as of the Exercise Date, and as of the Closing, that:

          (a) Organization and Standing. SRI is a corporation duly organized, validly existing, and in good standing under the laws of the Province of British Columbia, Canada.

          (b) Qualification. As of the Closing Date, Newco, which will be a wholly-owned subsidiary of SRI, will be a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and the State of Oregon.

          (c) Corporate Power. SRI has the requisite corporate power and authority (i) to enter into this Agreement and all other agreements contemplated hereby, and (ii) to carry out and perform its obligations under the terms and provisions of this Agreement and all agreements contemplated hereby.

          (d) Authorization. All requisite corporate action on the part of SRI, and its officers and directors, necessary for the execution, delivery and performance of this Agreement and all other agreements of SRI contemplated hereby, have been taken. This Agreement and all agreements and instruments contemplated hereby, when executed and delivered by SRI, will be the legal, valid, and binding obligations of SRI enforceable against SRI in accordance with their terms. The execution, delivery and performance of this Agreement will not violate any provision of law; any order of any court or other agency of government; or any provision of any indenture, agreement or other instrument to which SRI is a party or by which its properties or assets are bound; or be in conflict with, result in a breach of or constitute (with due notice and lapse of time) a default under any such indenture, agreement or other instrument. There is no law, rule or regulation, or any judgment, decree or order of any court or governmental authority binding on SRI which would be contravened by the execution, delivery, performance or enforcement of this Agreement or any instrument or agreement required hereunder. However, no representation is made as to (i) the remedy of specific performance or other equitable remedies for the enforcement of this Agreement or any other agreement contemplated hereby or (ii) rights to indemnity under this Agreement for securities law liability. Additionally, this representation is limited by applicable bankruptcy, insolvency, moratorium, and other similar laws affecting generally the rights and remedies of creditors and secured parties.

          (e) Consents. SRI has obtained all consents, approvals, authorizations, declarations, or filings required by any federal, state, local, or other authority (except the Canadian Venture Exchange), or any lenders, creditors, and other third parties in connection with the valid execution, delivery, and performance of this Agreement and the consummation of the transaction contemplated hereby.

          (f) Brokerage or Finder's Fee. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by SRI in such manner as not to give rise to any valid claim against Atlas for a brokerage commission, finder's fee or other fee or commission arising by reason of the transactions contemplated by this Agreement.

          (g) The Stock. On the date of this Agreement, the authorized capital stock of SRI consists of 9,497,367 common shares without par value, none of which are held by SRI. The Stock has been duly authorized for issuance and reserved therefor and, when issued, all shares of the Stock shall be validly issued, fully paid and nonassessable shares of capital stock of Seabridge, free and clear of all liens, charges and encumbrances. There does not exist any preemptive right in favor of any person with respect to the Stock. When issued, the Stock will be subject only to those limitations on trading subsequent to acquisition of the Stock by Atlas imposed by the Canadian Venture Exchange and applicable securities laws. At the Closing, the Stock will be listed on the Canadian Venture Exchange (or on the Toronto Stock Exchange, the Montreal Exchange, or an equivalent exchange in the United States) and SRI shall have complied with all of the requirements of that exchange for issuing the Stock. In the event that the Stock is listed on the Toronto Stock Exchange, the Montreal Exchange, or an equivalent exchange in the United States, all references in this Agreement to the "Canadian Venture Exchange" shall be deemed to be references to the exchange on which the Stock is actually listed.

          (h) Financial Statements and Reports. SRI has provided to Atlas the audited balance sheet of SRI as of December 31, 1999, and again current as of the Closing, and the related statements of income and retained earnings and statements of cash flow for the fiscal year then ended. Such financial statements and the notes thereto were prepared in accordance with Canadian generally accepted accounting principles and fairly present the financial condition and results of operations of SRI at the date and for the periods covered thereby all in accordance with Canadian generally accepted accounting principles consistently applied. Neither the financial statements nor the related statements contained as of their respective dates, any untrue statement of a material fact or any omission to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The balance sheets included in the financial statements (including any related notes) present fairly in all material respects the financial position of SRI as of their respective dates and the results of operations, changes in financial position, cash flows and changes in stockholders' equity, as the case may be, of SRI for the periods therein set forth.

          (i) Representations. To SRI's knowledge, no statements, warranties or representations made by it herein contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statement made, in light of the circumstances under which such statements were made or will be made, not misleading.

     4.2 Assumption of Obligations. Upon the exercise of the Option, Seabridge shall assume (a) the obligations of Atlas pertaining to the Property arising under any permits, including without limitation the Exploration Permits, issued by any federal, state or local authority, (b) all of the obligations of Atlas under the Leases and the Glerup office lease, and (c) all reclamation obligations pertaining to the Property.

                                   ARTICLE V

                       CONDITIONS PRECEDENT TO OBLIGATIONS
                       -----------------------------------

     5.1 Conditions Precedent to Obligations of Atlas. The obligations of Atlas to consummate the transactions referred to in Articles I and II are subject to the fulfillment by Seabridge or the waiver by Atlas of each of the following conditions prior to or at the Closing:

          (a) The representations and warranties of SRI made herein, which shall be deemed to have been made again on and as of the Closing, shall be true as of the Closing in all respects, except that representations and warranties which were expressly made as of a specified date need only be true as of such specified date; and Seabridge shall have performed and complied in all respects with all of the undertakings and agreements required by this Agreement to be performed or complied with prior to or at the Closing;

          (b) There shall have been no material adverse change in the business, financial position or results of operation of SRI since the Effective Date which either (i) renders SRI insolvent or otherwise unable to fulfill its obligations and liabilities as they come due and in the ordinary course of business, or (ii) otherwise prevents SRI from conducting its business in the ordinary course and consistent with past practice;

          (c) All proceedings to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Atlas and its counsel, acting reasonably;

          (d) Seabridge shall have performed all of its obligations and agreements hereunder from the date hereof to the Closing;

          (e) Seabridge shall have obtained the consent of the Canadian Venture Exchange of its exercise of the Option and the Closing of the transactions contemplated under Articles I and II;

          (f) No action shall have been commenced challenging the transactions contemplated hereby and no preliminary or permanent injunction or other order shall have been sought or issued that seeks to prevent or prevents consummation of the transactions contemplated hereby; and

          (g) Newco shall have executed and delivered to Atlas a supplemental agreement in form and substance reasonably acceptable to Atlas and its counsel, acting reasonably, pursuant to which Newco agrees to be bound by all of the terms and conditions of this Agreement, and makes, jointly and severally with SRI, all of the representations and warranties set forth in Article IV.

     In the event of failure to consummate the transactions referred to in Articles I and II as a result of a failure to satisfy any of the foregoing conditions, this Agreement shall terminate and the provisions of Sections 7.3,
7.4 and 7.5 shall apply.

     5.2 Conditions Precedent to Obligations of Seabridge. The obligations of Seabridge to consummate the transactions referred to in Articles I and II are subject to the fulfillment by Atlas, or waiver by Seabridge, of each of the following conditions prior to or at the Closing:

          (a) The representations and warranties of Atlas made hereunder, which shall be deemed to have been made again on and as of the Closing, shall be true as of the Closing in all respects, except that representations and warranties which were expressly made as of a specified date need only be true as of such specified date; and Atlas shall have performed and complied in all respects with all of the undertakings and agreements required by this Agreement to be performed or complied with prior to or at the Closing;

          (b) There shall have been no material adverse change in the business, financial position or results of Atlas which materially affects the Property;

          (c) All proceedings to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be reasonably satisfactory in form and substance to Seabridge and its counsel, acting reasonably;

          (d) Atlas shall have performed all of its obligations and agreements hereunder from the date hereof to the Closing; and

          (e) No action shall have been commenced challenging the transactions contemplated hereby and no preliminary or permanent injunction or other order shall have been sought or issued that seeks to prevent or prevents consummation of the transactions contemplated hereby.

     In the event of failure to consummate the transactions referred to in Articles I and II as a result of a failure to satisfy any of the foregoing conditions, this Agreement shall terminate and the provisions of Sections 7.3,
7.4 and 7.5 shall apply.

                                   ARTICLE VI

                                 INDEMNIFICATION
                                 ---------------

     6.1 Indemnification of Seabridge. Atlas hereby defends, indemnifies and agrees to hold Seabridge, its directors, officers, successors and assigns, harmless from and against any and all liabilities, claims, damages, losses, or expenses (including interest and penalties, reasonable attorneys' fees, and other reasonable expenses of defending any actions relating thereto) incurred or sustained by Seabridge in or as a result of or arising out of or attributable to
(a) any breach of the specific representations and warranties made by Atlas herein, (b) the breach of any of the agreements, covenants, conditions, and obligations of Atlas contained in this Agreement, or (c) to the extent permissible under and in accordance with the Plan of Reorganization, any liability arising out of, based on or resulting from any actions taken by Atlas (or omissions to act) prior to the Effective Date of this Agreement and pertaining to:

               (i) the presence, release, threatened release, discharge or emission into the environment, at or from the Property, of any Hazardous Materials, which shall be defined to mean any substance:

                    (A) the presence of which requires reporting, investigation, removal or remediation under any Environmental Law (defined as the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Air Act, the Clean Water Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Superfund Amendments and Reauthorization Act of 1986, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Mine Safety and Health Act of 1977, the Federal Land Policy and Management Act of 1976, and the National Historic Preservation Act, each as amended, and any state law counterparts, together with all other laws [including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, filings, and charges thereunder] of federal, state and local governments [and all agencies thereof] concerning pollution or protection of the environment, reclamation, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the existence, manufacture, processing, distribution, use, treatment, storage, disposal, recycling, transport, or handling or reporting or notification to any governmental authority in the collection, storage, use, treatment or disposal of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes);

                    (B) that is defined as a "hazardous waste," "hazardous substance," "extremely hazardous substance" or "pollutant" or "contaminant" under any Environmental Law;

                    (C) that is toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous and is regulated under any Environmental Law;

                    (D) the presence of which on a property causes or threatens to cause a nuisance upon the property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the property;

                    (E) that contains gasoline, diesel fuel or other petroleum hydrocarbons; or

                    (F) that contains PCBs, asbestos or urea formaldehyde foam insulation; in each case subject to exceptions provided in applicable Environmental Laws or substances existing or arising on, beneath or above such property and/or emanating or migrating and/or threatening to emanate or migrate from such property and/or emanating or migrating and/or threatening to emanate or migrate from such property to other properties;

               (ii) disposal or treatment of or the arrangement for the disposal or treatment of Hazardous Materials originating or transported from the Property to an off-site treatment, storage or disposal facility;

               (iii) physical disturbance of the environment on or from the Property; or

               (iv) the violation or alleged violation of any Environmental Laws relating to Atlas' activities at or on the Property prior to the Effective Date of this Agreement.

The parties expressly agree that the indemnification obligations of Atlas set forth in this Section 6.1above shall apply only to liability arising out of, based on or resulting from actions taken or omissions to act by Atlas, and not by any third party (including without limitation the lessors under the Leases or any third party to whom Atlas conveyed an interest in the Property or with whom Atlas had a contractual relationship concerning the Property prior to the Effective Date of this Agreement).

     6.2 Indemnification of Atlas. Seabridge hereby defends, indemnifies and agrees to hold Atlas, its directors, officers, successors and assigns, harmless from and against any and all liabilities, claims, damages, losses, or expenses (including interest and penalties, reasonable attorneys' fees and other reasonable expenses of defending any actions relating thereto) incurred or sustained by Atlas in or as a result of or arising out of or attributable to (a) any breach of the specific representations and warranties made by Seabridge herein, or (b) the breach by Seabridge of any of the agreements, covenants, conditions, and obligations of Seabridge contained in this Agreement, (c) any activities on the Property conducted by Seabridge, its successors or assigns, or
(d) any liability arising out of, based on or resulting from any actions taken by Seabridge (or omissions to act) pertaining to:

               (i) the presence, release, threatened release, discharge or emission into the environment, at or from the Property, of any Hazardous Materials, which shall be defined to mean any substance:

                    (A) the presence of which requires reporting, investigation, removal or remediation under any Environmental Law (defined as the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Clean Air Act, the Clean Water Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Superfund Amendments and Reauthorization Act of 1986, the Safe Drinking Water Act, the Endangered Species Act, the National Environmental Policy Act, the Mine Safety and Health Act of 1977, the Federal Land Policy and Management Act of 1976, and the National Historic Preservation Act, each as amended, and any state law counterparts, together with all other laws [including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, filings, and charges thereunder] of federal, state and local governments [and all agencies thereof] concerning pollution or protection of the environment, reclamation, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the existence, manufacture, processing, distribution, use, treatment, storage, disposal, recycling, transport, or handling or reporting or notification to any governmental authority in the collection, storage, use, treatment or disposal of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes);

                    (B) that is defined as a "hazardous waste," "hazardous substance," "extremely hazardous substance" or "pollutant" or "contaminant" under any Environmental Law;

                    (C) that is toxic, explosive, corrosive, flammable, ignitable, infectious, radioactive, reactive, carcinogenic, mutagenic or otherwise hazardous and is regulated under any Environmental Law;

                    (D) the presence of which on a property causes or threatens to cause a nuisance upon the property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about the property;

                    (E) that contains gasoline, diesel fuel or other petroleum hydrocarbons; or

                    (F) that contains PCBs, asbestos or urea formaldehyde foam insulation; in each case subject to exceptions provided in applicable Environmental Laws or substances existing or arising on, beneath or above such property and/or emanating or migrating and/or threatening to emanate or migrate from such property and/or emanating or migrating and/or threatening to emanate or migrate from such property to other properties;

               (ii) disposal or treatment of or the arrangement for the disposal or treatment of Hazardous Materials originating or transported from the Property to an off-site treatment, storage or disposal facility;

               (iii) physical disturbance of the environment on or from the Property; or

               (iv) the violation or alleged violation of any Environmental Laws relating to Seabridge's activities at or on the Property.

     6.3 Notification. The parties hereto, within 5 days after the service of process upon either of them in a lawsuit, including any notices of any court action or administrative action or any other type of action or proceeding (an "Action") or promptly after either of them, to their respective knowledge, shall become subject to, or possess actual knowledge of, any damage, liability, loss, cost, expense, or claim to which the indemnification provisions of this

Agreement (including but not limited to Sections 6.1 or 6.2) relate, whether based on a third party claim or otherwise, shall give written notice to the other party setting forth the facts relating to the claim, damage, or loss, if available, and the estimated amount of the same. "Promptly" shall mean giving notice within five business days; provided, however, that failure to give any such notice promptly shall not relieve the indemnifying party of any liability hereunder unless it is materially prejudiced thereby. Upon receipt of such notice relating to an Action, the indemnifying party shall be entitled to (a) participate at its own expense in the defense or investigation of any claim or Action or (b) assume the defense thereof, in which event the indemnifying party shall not be liable to the indemnified party for legal or attorney fees thereafter incurred by such indemnified party in defense of such action or claim; provided, that if the indemnified party may have any unindemnified liability out of such claim, such party shall have the right to approve the counsel selected by the indemnifying party, which approval shall not be withheld unreasonably. If the indemnifying party assumes the defense of any claim or Action, all costs of defense of such claim or Action shall thereafter be borne by such party and such party shall have the authority to compromise and settle such claim or Action, or to appeal any adverse judgment or ruling with the cost of such appeal to be paid by such party; provided, however, if the indemnified party may have any unindemnified liability arising out of such claim or Action the indemnifying party shall have the authority to compromise and settle each such claim or Action only with the written consent of the indemnified party, which shall not be withheld unreasonably, and if such consent is withheld, the indemnifying party shall not be responsible for any costs, fees or expenses incurred by the indemnified party in excess of the proposed settlement amount (with respect to the indemnified amount of such claim or action). The indemnified party may continue to participate in any litigation at its expense after the indemnifying party assumes the defense of such Action. In the event the indemnifying party does not elect to assume the defense of a claim or Action, the indemnified party shall have authority to compromise and settle such claim or Action only with the written consent of the indemnifying party, which consent shall not be unreasonably withheld, or to appeal any adverse judgment or ruling, with all costs, fees, and expenses indemnifiable under Sections 6.1 or
6.2 hereof to be paid by the indemnifying party.

     6.4 Nature of Indemnification. The parties hereby agree that their respective indemnification obligations set forth in Sections 6.1 and 6.2 are to be deemed complementary with and supplemental to any specific indemnification obligations set forth elsewhere in this Agreement, that those specific indemnification obligations set forth elsewhere in this Agreement shall not be deemed to limit or restrict the indemnification obligations set forth in Sections 6.1 and 6.2, and that the indemnification obligations set forth in Sections 6.1 and 6.2 shall not be deemed to limit or restrict the specific indemnification obligations set forth elsewhere in this Agreement.

                                  ARTICLE VII

                                  TERMINATION
                                  -----------

     7.1 Termination by SRI. SRI shall have the right to terminate, surrender and relinquish this Agreement at any time during the Option Period by giving written notice to Atlas of such election. If Seabridge does not exercise the Option during the Option Period, this Agreement will terminate automatically. Any termination by Seabridge pursuant to this Section 7.1 will be effective when such notice is effective as provided in Section 8.1 below. Upon termination of this Agreement pursuant to this Section 7.1, Seabridge shall have no further liability or obligations hereunder or with respect to the Property, except with respect to the obligations set forth in this Section 7.1 and Sections 2.1, 2.2(b)-(e), 2.4, 2.5, 2.8, 2.9, 6.2, 6.3, 6.4, 7.3, 7.4 and 7.5.

     7.2 Termination by Atlas. In the event of a default hereunder on the part of Seabridge, Atlas shall give to Seabridge written notice specifying the particular default or defaults asserted, and Seabridge shall have 30 days after the receipt of said notice within which either to cure such specified defaults, or to undertake to cure the same and diligently thereafter promptly to cure the same; provided, however, that in the event of a default by Seabridge in timely making and satisfying the full amount of any monetary payment required under this Agreement, Atlas may elect to terminate this Agreement immediately without providing notice of such a default to Seabridge and without any cure period. In the event Seabridge cures a default (other than monetary defaults, for which there is no cure) as set forth above, this Agreement shall continue in full force and effect as though no default has occurred. In the event such curative action is not so completed or diligent efforts to cure such defaults are not undertaken within the applicable 30-day period and thereafter diligently pursued to completion, or if the nature of the default gives Atlas the right to immediately terminate this Agreement as set forth above, Atlas may elect to terminate this Agreement by notice to Seabridge as provided in Section 8.1. Upon termination of this Agreement pursuant to this Section 7.2, Seabridge shall have no further liability or obligations hereunder or with respect to the Property, except with respect to the obligations set forth in this Section 7.2 and Sections 2.1, 2.2(b)-(e), 2.4, 2.5, 2.8, 2.9, 6.2, 6.3, 6.4, 7.3, 7.4 and 7.5.

     7.3 Release. Upon termination of this Agreement, if Seabridge has not exercised the Option, Seabridge will, at the written request of Atlas, provide Atlas with a written release, in recordable form, of its rights hereunder with respect to the Property.

     7.4 Surrender of Possession and Removal of Equipment. Upon termination of this Agreement, if Seabridge has not exercised the Option, Seabridge shall surrender possession of the Property, subject to the condition that Seabridge shall have the right at any time within one year after such surrender or termination of this Agreement to remove all of its tools, equipment, machinery, supplies, fixtures, buildings, structures and other property erected or placed on such property by Seabridge, excepting only timber, chutes and ladders in place for underground support and entry. Title to such property not removed within one year shall, at the election of Atlas, pass to Atlas. Alternatively, at the end of one year Atlas may remove any such property from the Property and dispose of the same in a commercially reasonable manner, all at the expense of Seabridge.

     7.5 Exercise of Option. The provisions of Sections 1.2, 1.6, 1.7, 2.1, 2.2(b), 2.2(e), 2.5, 2.7, 2.9, 3.1, 4.1, 4.2, 6.1, 6.2, 6.3, 6.4, and Article
VIII of this Agreement shall survive the Closing of the Option. In the event the Closing of the transactions contemplated under Articles I and II does not occur as the result of a failure of a condition precedent set forth in Section 5.1 or 5.2, the provisions of Sections 2.1, 2.2(b)-(e), 2.4, 2.5, 2.8, 2.9, 6.2, 6.3
and 6.4 shall survive.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

     8.1 Notices. Any notice or communication hereunder shall be in writing, and shall be delivered (a) by reputable overnight courier, confirmation of receipt requested, (b) by telecopy or other similar form of rapid transmission, with receipt confirmed at substantially the same time as such rapid transmission, or
(c) personally to the receiving party or an officer thereof. If notice is given by courier, it shall be deemed to have been given and received two business days after deposit with the courier service, properly addressed, with delivery fees prepaid; and if given otherwise than by courier, it shall be deemed to have been given when delivered to and received by the party to whom it is addressed at the time received. The addresses of the parties for the purposes of this Section are as follows:

                           ATLAS MINERALS INC.
                           370 Seventeenth Street
                           Suite 3010
                           Denver, Colorado  80202
                           Attention:  Richard Blubaugh

                           SEABRIDGE RESOURCES INC.
                           Suite 304
                           700 West Pender Street
                           Vancouver, British Colombia, Canada
                           V6C 1G8
                           Attention:  Rudi P. Fronk

                           With a copy to:

                           SEABRIDGE RESOURCES INC.
                           172 King Street East
                           Third Floor
                           Toronto, Ontario, Canada
                           M5A 1J3
                           Attention:  Rudi P. Fronk

Either party hereto, by written notice to the other party (effective upon the date of receipt of such notice), may change the address for notices to be sent to it.

     8.2 Governing Law. This Agreement, and the rights and liabilities of the parties hereunder, shall be governed by and construed in accordance with the laws of the State of Colorado, other than its rules as to conflicts of law.

     8.3 Parties in Interest, Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto and their successors and permitted assigns, whether hereinabove so expressed or not. The rights, powers, privileges, and interests hereunder shall not be assignable by either party, except to affiliates or subsidiaries, or as otherwise specifically provided for herein, without the prior written consent of the non-assigning party, which consent shall not be unreasonably withheld; provided, however, that SRI may not require Atlas to accept as the Stock the shares of any affiliate or subsidiary of SRI, and provided further that any affiliate or subsidiary to whom any rights, powers, privileges or interests hereunder are assigned shall agree in writing to be bound by all the terms and conditions of this Agreement.

     8.4 Entire Agreement. This Agreement contains the entire agreement and understanding of the parties hereto and supersedes all prior written or oral agreements and understanding between them concerning or relating to the subject matter contained herein, including without limitation the provisions of that certain Letter Agreement between SRI and Atlas dated February 14, 2000. There are no representations, agreements, arrangements, or understandings, oral or written, between the parties hereto relating to the subject matter contained in this Agreement which are not fully expressed herein.

     8.5 Public Announcements and Confidentiality. Disclosure of information relating to this Agreement or the Property may be made by either party only if such information is required to be disclosed to any federal, state, provincial or local government or appropriate agencies and departments thereof or if such information is required by law to be publicly announced. Otherwise, public announcements or reports by either party of information relating to this Agreement or the Property shall be made only on the basis of agreed texts upon the prior written consent of the non-disclosing party, which consent shall not be unreasonably withheld. Each party accordingly agrees that it will, in advance of making public any information referred to in the preceding sentence, give the other party written notice of the text of the proposed report and provide that party with the opportunity to object to the form and content thereof before the same is issued. The non-disclosing party shall respond within 5 days of receipt of such notice, or its silence will constitute a waiver of objection to the terms of the proposed text. In addition, disclosure of any such information by Seabridge to third parties shall be made only to third parties who are engaged in assisting Seabridge in its evaluation of the Property and who agree to keep such information confidential.

     8.6 Waiver, Amendment. Any of the terms or conditions of this Agreement may be waived at any time by the party which is entitled to the benefit thereof, but no such waiver shall affect or impair the right of the waiving party to require observance, performance, or satisfaction of any other term or condition hereof. Any of the terms of provisions of this Agreement may be amended or modified at any time by agreement in writing.

     8.7 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument or agreement contemplated hereby shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement or any such other instrument or agreement.

     8.8 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     8.9 Attorneys' Fees. In the event of any controversy, claim, or dispute between the parties hereto, arising out of or relating to this Agreement or the breach thereof, the prevailing party shall be entitled to recover from the losing party reasonable expenses, attorneys' fees, and costs.

     8.10 Further Documents. At the request of either Atlas or Seabridge, the parties shall execute and deliver any further instruments, agreements, documents or other papers reasonably requested by either Atlas or Seabridge to effect the purposes of this Agreement and the transactions contemplated hereby.

     8.11 Venue, Submission to Jurisdiction. The parties hereby submit to the nonexclusive jurisdiction of the United States District Court for the District of Colorado and of any Colorado State Court sitting in Denver, Colorado for the purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby or thereby. The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

     8.12 Joint and Several Liability. All of the representations, warranties, covenants, obligations and liabilities of SRI, Newco or Seabridge contained in this Agreement shall be deemed to be the joint and several representations, warranties, covenants, obligations and liabilities of SRI and Newco. All of the representations, warranties, covenants and obligations and liabilities of AMI, APMI or Atlas contained in this Agreement shall be deemed to be the joint and several representations, warranties, covenants, obligations and liabilities of AMI and APMI.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day first above written.

                             ATLAS MINERALS INC.,
                             a Colorado corporation


                             By:
                                ------------------------------------------------

                                ----------------------------------------- (name)

                                -----------------------------------------(title)

                             ATLAS PRECIOUS METALS INC.,
                             a Nevada corporation


                             By:
                                ------------------------------------------------

                                ----------------------------------------- (name)

                                -----------------------------------------(title)



                             SEABRIDGE RESOURCES INC.,
                             a British Columbia corporation


                             By:
                                ------------------------------------------------

                                ----------------------------------------- (name)

                                -----------------------------------------(title)